SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RELIANCE STEEL & ALUMINUM CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING PROXY
INFORMATION CONCERNING RELIANCE’S SECURITIES
ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPHS
CERTAIN TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 16, 2007

To the Shareholders of
Reliance Steel & Aluminum Co.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 16, 2007, at 10:00 a.m., California time, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, for the following purposes:

1. To elect four directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Douglas M. Hayes, Franklin R. Johnson, Richard J. Slater, and Leslie A. Waite.

2. To ratify Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2007 financial statements.

3. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

Only holders of shares of record on the books of Reliance at the close of business on April 5, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our Common Stock during the solicitation period.

We have enclosed a Proxy Statement and a proxy in card form with this Notice. Next year we expect to be able to deliver the Proxy Statement and proxy card electronically. All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope to which no postage need be affixed if it is mailed in the United States. Even if you give such proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 10, 2007

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2007

We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071, on Wednesday, May 16, 2007 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

The Board of Directors selected the persons named as proxyholders to vote the shares of Common Stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.

We intend to present at the Annual Meeting only the following matters: (1) the election of four directors to serve for the ensuing two years and until their successors are duly elected and qualified and (2) the ratification of the Audit Committee’s and the Board’s selection of Ernst & Young LLP as our independent registered public accounting firm to perform the annual audit of our 2007 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the four nominees named herein as directors and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 16, 2006, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.

If you execute a proxy, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

We intend to mail this Proxy Statement and accompanying material on or about April 10, 2007. An Annual Report with audited financial statements for the fiscal year ended December 31, 2006 including a letter to the shareholders from the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer is included with this Proxy Statement. That report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

INFORMATION CONCERNING RELIANCE’S SECURITIES

Our only voting securities are shares of Common Stock, no par value. As of January 31, 2007 we had a total of 75,849,932 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 5, 2007 will be entitled to vote at the Annual Meeting. Our total number of shares outstanding has increased compared to 2005 because on April 3, 2006 we acquired

Earle M. Jorgensen Company (“EMJ”) for consideration consisting of both cash and shares of Reliance Common Stock. As a result, approximately 9.0 million new shares of Reliance Common Stock were issued to the stockholders of EMJ in exchange for their shares of EMJ common stock. In addition, the Board of Directors declared a 2 for 1 stock split that was effective July 19, 2006. All share and per share data, including prior period data, has been adjusted for this stock split.

In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the four individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to ratify the engagement of the independent registered public accounting firm.

ELECTION OF DIRECTORS

Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year and to serve for a two-year term. The terms of four of the incumbent directors expire as of the date of the Annual Meeting. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Douglas M. Hayes, Franklin R. Johnson, Richard J. Slater, and Leslie A. Waite. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.

The four nominees for the position of director expiring in 2009 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2005, other than Richard J. Slater who was elected by the Board of Directors to serve beginning January 2006 to fill a vacancy on the Board. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than four nominees.

Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	55	Chief Executive Officer; Director
Gregg J. Mollins(1)	52	President; Chief Operating Officer; Director
Karla R. Lewis	41	Executive Vice President; Chief Financial Officer
James P. MacBeth	59	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	49	Senior Vice President, Non-Ferrous Operations
Joe D. Crider(1)(4)(5)	77	Non-Executive Chairman of the Board; Director
Thomas W. Gimbel(1)(5)	55	Director
Douglas M. Hayes(2)(3)(4)	63	Director
Franklin R. Johnson(2)(3)(5)	70	Director
Mark V. Kaminski(1)(3)(4)(5)	51	Director
Richard J. Slater(2)(4)(5)	60	Director
Leslie A. Waite(2)(3)(4)	61	Director

(1)	Term of office as a director expiring in 2008.

(2)	Term of office as a director expiring in 2007.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2007 With Terms Ending in 2009

Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the audit committee and the compensation committee. The Board of Directors has determined that Mr. Hayes is an independent director, and Mr. Hayes serves as our Lead Director for non-management director meetings.

Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999 and, since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, none of which services has been provided to Reliance. Mr. Johnson serves as a member and the Chairman of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

Richard J. Slater became a director of Reliance as of January 1, 2006. Mr. Slater is chairman of ORBIS LLC, an investment and corporate advisory firm, and chairman of Bluebeam, a privately-held, early stage software development company. From May 1980 until his retirement in October 2006, Mr. Slater served in various executive positions with Jacobs Engineering Group (NYSE-JEC), including Executive Vice President of Worldwide Operations (1998 through 2002) and advisor to the chairman and CEO (2003 through 2006). He is currently a director of KBR, Inc. (NYSE-KBR), and a member of its special independent, audit and compensation committees, and he is a Trustee of the Board of Claremont Graduate University, chairman of their business and finance committee, and member of their audit and investment committees. The Board of Directors has determined that Mr. Slater is an independent director.

Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Prior to that, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Directors Whose Terms Continue Until 2008

Joe D. Crider became the Chairman of the Board of Reliance in February 1997. Mr. Crider was the Chief Executive Officer of Reliance from May 1994 until his retirement in January 1999. Mr. Crider was President of Reliance until November 1995. Before becoming the Chief Executive Officer, Mr. Crider had been President and Chief Operating Officer and a director since 1987 and had served in other capacities at the Company since 1975. Mr. Crider serves as a member of our Compensation and Stock Option Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Crider is an independent director.

Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, Reliance’s largest shareholder. Between 1984 and 2006, Mr. Gimbel was the President of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

David H. Hannah was appointed a director of Reliance in 1992 and became the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed by Ernst & Whinney (a predecessor to Ernst & Young LLP, our independent registered public accounting firm) in various professional staff positions.

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris has been a supplier of metals to Reliance, but the purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and Chairman of our Nominating and Governance Committee and as a member of the Compensation and Stock Option Committee and the Audit Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Executive Officers

In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm) in various professional staff positions.

James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.

William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp., a producer of aluminum products and a supplier of Reliance.

Significant Employees

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Donna Newton, 53, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

Kay Rustand, 59, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of independent, non-employee directors and which makes recommendations to the non-management directors on the Board of Directors regarding the compensation of senior management. The executive compensation program is a pay-for-performance program that is designed to motivate executives to enhance shareholder value with compensation plans that are tied to Company performance as well as individual performance and to ensure our ability to attract and retain superior executives by targeting executive compensation at a level competitive with other companies in our industry or having similar size or performance metrics. To meet these objectives, the program has both cash and equity elements and short term and long term benefits. The executive officers receive a base salary, an annual incentive bonus that may have both cash and stock elements, periodic grants of stock options and/or restricted stock and certain retirement benefits, as well as benefits common to all of our Company’s employees. The Compensation Committee evaluates, from time to time with the help of an outside consultant, both the total compensation package and the individual elements of the package on at least an annual basis. The Compensation Committee considers both objective and subjective criteria in determining the amount of the total compensation package and the allocation between cash and non-cash elements. The Compensation Committee considers recommendations by management and also provides guidelines to the executive officers for determining compensation of other management personnel.

Compensation Committee

The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by recommending salary levels and by providing data regarding both Company and individual performance. The Compensation Committee reviews our Company’s financial statements, stock market data and size in terms of revenues and/or stock market capitalization structures, as well as comparable information for other public companies. Additionally, the Compensation Committee from time to time engages an independent outside consulting firm to aid in the review and evaluation of the various elements of the total compensation package. In 2006, the Compensation Committee engaged Mercer Human Resources Consulting to provide an objective review of the compensation paid to executive officers and to identify competitive levels of compensation and appropriate elements. As part of its annual review, the Compensation Committee considers compensation data publicly available with respect to certain key competitors in the metals service center and related industries, including those shown in our peer group on our performance graph. In 2006 the Compensation Committee reviewed information for the following companies: metal service centers A.M. Castle & Co., Olympic Steel, Inc. and Ryerson Inc.; metal processors Gilbraltar Industries, Inc., Steel Technologies, Inc. and Worthington Industries, Inc.; and metal producers AK Steel Holding Corporation, Allegheny Technologies Incorporated, Century Aluminum Company, Commercial Metals Company, Maverick Tube Corporation, Quanex Corporation and Steel Dynamics, Inc. The Compensation Committee gives primary consideration to companies in our peer group. There are few metal service center companies that are publicly traded and are of comparable size or performance. The Compensation Committee from time to time also considers compensation information from Fortune 1000 companies located in the Pacific Southwest region.

Policies

The executive compensation program is a pay for performance program that is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Company performance; and

•	target executive compensation at a level to ensure our ability to attract and retain superior executives.

We have not entered into any employment or similar agreements with any named executive officer. Thus, the Compensation Committee has determined that it is important to maintain a level of compensation in the mid-to-high range of that paid by comparable companies in order to ensure that we are able to employ and retain superior executive officers. At the same time, it is important for us to be able to ensure that our shareholders receive a rate of return at least equal to what we have identified as a risk-free rate of return. It is expected that total compensation will vary annually based on Company and individual performance and individual contributions to Reliance and its performance.

To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that rewards our executive officers for individual performance, Company performance, level of responsibility and length of time with the Company. This structure includes both short-term and long-term benefits and both cash and equity components and encourages the executive officers to maintain a shareholding position in the Company to align the executive officers’ interests as much as possible with our shareholders. Other than any appreciation in the value of our Common Stock available to executive officers through our stock option and restricted stock plans and the SERP benefits available to our executive officers upon retirement, we have no deferred compensation plans for our executive officers.

Stock options and/or restricted stock may be granted from time to time as long-term benefits to encourage the executive officers to continue in their positions and to better align the executive officers’ interests with those of the Company’s shareholders. To date, we have issued only non-qualified stock options under our stock option and restricted stock plans and prior similar plans with exercise prices at least equal to the closing market price of our Common Stock at the date of grant because the Board of Directors has determined that grants of such options are more beneficial to the Company and its shareholders than grants of incentive stock options or restricted stock. The Compensation Committee has determined that short-term benefits, such as the base salary and the incentive bonus should be payable primarily in cash and that executive officers should be encouraged to use all or a portion of the incentive bonus to exercise stock options. Long-term benefits, on the other hand, are payable primarily in non-cash compensation, such as the non-qualified stock options, so that executive officers share the same risk as shareholders of any change in the market value of our Common Stock and also would have additional incentive to seek to enhance shareholder value. In February 2007 the Compensation Committee and the non-management directors on the Board of Directors approved certain changes in policy and now require the executive officers to maintain an ownership position in our Common Stock at least equal to five times base salary for our principal executive officer, three times base salary for our principal financial officer, and from two and a quarter times to four times base salary for the other executive officers. The executive officers were given a five-year period in which to reach these ownership levels, but all of the executive officers are in compliance with the stock ownership requirements.

The Company does not plan to time nor has it timed its release of material nonpublic information for the purpose of affecting the value of executive compensation. In fact, the Company has delayed granting options to a time when it is not in possession of material nonpublic information. Historically, the Compensation Committee has recommended grants of stock options for executive officers at such times as it believed appropriate to ensure that each of the executive officers has a reasonable amount of unexercised stock options. Beginning in 2007, the Company intends to grant stock options or restricted stock annually after the market has had an opportunity to react to the Company’s release of its financial results for the prior year. Our Company maintains internal controls to prevent backdating or repricing of stock options.

The Compensation Committee has discretion to determine the percent of increase in base salary, the percent of base salary to be paid as a bonus and the allocation of compensation among the various elements, based on the terms of the plans, the cost to the Company, the performance of the Company’s Common Stock, the Company’s performance and the individual officer’s performance during the prior fiscal year. Among other things, the Compensation Committee considers the individual’s contributions to the growth of the Company (whether organic or by acquisition), the attainment of strategic objectives (whether the objectives relate to the Company’s product, geographic or customer diversification, expense control, increasing inventory turn rates, increasing gross profit margins, increasing pre-tax income or other objectives determined by the Compensation Committee or the Board of Directors from time to time) and the management of Company assets or personnel. During 2003, for example, when the metal service center industry was experiencing low prices and low demand across most, if not all, of its products and regions because of the economic recession, the Company’s executive officers received no increase in their base salary.

Elements

Compensation of executive officers is structured in the same manner and contains the same basic elements as for all of senior management, that is, base salary, an annual incentive bonus, and long-term compensation in the form of stock options or restricted stock. The executive officers are also eligible to receive benefits under a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to the executive officers, among others. We provide our executive officers an opportunity to participate in our 401(k) plan and health and medical benefits, life and disability insurance, and ESOP benefits on the same basis as these benefits are generally available to all eligible employees. (Since our Company is decentralized, we do not have master plans for each of these benefits that apply to employees Company-wide. Certain of our plans, such as the ESOP, are available only to employees of Reliance Steel & Aluminum Co. and RSAC Management Corp. Other plans are available only to employees of certain subsidiaries and not corporate officers.) In lieu of either providing a car or reimbursing certain personnel for auto travel, certain members of senior management, including the executive officers, are paid a car allowance monthly.

Base Salary and Incentive Bonus

Generally, the Compensation Committee sets the compensation for our executive officers in the mid-to-high range for comparable companies. The cash compensation consists of a base salary and an annual performance-based incentive bonus. The base salary is competitive and compensates the executive officers for their level of responsibility, length of time with the Company and performance of their duties. Over the past five years, the incentive bonus under our Key-Man Incentive Plan has ranged from 100% to 300% of the executive officer’s base salary to compensate the executive officer for the performance of the Company and the executive officer’s individual contributions to the Company’s performance each fiscal year. The Compensation Committee applies the same standards to our chief executive officer as to other officers of our Company, based on the belief that compensation should be directly tied to performance and based on both short-term and long-term measurements. The incentive bonus may be paid 100% in cash or 75% in cash and 25% in our Common Stock, which is restricted for two years, depending on the annual election of the corporate officers.

We have maintained a Key-Man Incentive Plan for our division managers and corporate officers since 1965, with subsequent amendments. An incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill (as supplied by the Federal Reserve Board) multiplied by our net worth at the beginning of the year, as such may be adjusted by the Compensation Committee from time to time. For instance, in 2006 the Compensation Committee adjusted our beginning net worth because of the issuance of shares of our Common Stock in connection with the acquisition of Earle M. Jorgensen Company (“EMJ”). No awards are made unless our net income for the year exceeds the average rate of return on a one-year Treasury bill, which is considered as a risk-free rate of return. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. The Compensation Committee establishes the maximum amounts payable to individuals, resulting in only a portion of the bonus pool being paid out as bonuses. Our corporate officers and certain division managers are eligible to participate in the pool.

The Compensation Committee considers both objective and subjective criteria to determine what portion of the bonus pool available under the Key-Man Incentive Plan to allocate among eligible personnel. The Compensation Committee reviews such factors at least annually together with the individuals’ respective contributions to the operational profitability of our Company. Among the objective factors considered during 2006 was the rate of return on the Company’s beginning equity. The maximum incentive bonus payable to division managers under the Key-Man Incentive Plan is 40% of base salary. The maximum incentive bonus for our corporate officers may vary but for 2006 it ranged from 50% to 300% of base salary. The maximum rate for the executive officers was 300%.

Stock Option and Restricted Stock Plan

We have adopted, and the shareholders have approved, the Amended and Restated Stock Option and Restricted Stock Plan (the “Stock Plan”). With respect to long-term incentives that may be granted, the Compensation Committee has its scope and authority defined for it by the Stock Plan that it administers. The Compensation Committee has complete authority to interpret the Plan and make all decisions with respect to how it functions. The Compensation Committee recommends to whom and in what number, and with what terms and conditions, options should be granted but the Board must confirm the issuance of the options. Under the Stock Plan, the Compensation Committee may recommend to the Board of Directors the grant of incentive stock options, non-qualified stock options or restricted stock. Thus far, we have not issued any incentive stock options or restricted stock under the Stock Plan. We have, however, granted non-qualified stock options. All awards to executive officers are approved by the independent, non-employee directors of the Company. All other awards under the Stock Plan are approved by the Board as a whole based on the Compensation Committee’s recommendations as to whom and in what number and with what terms and conditions options (or restricted stock) should be granted. The Compensation Committee considers the recommendations of senior management with respect to the awards.

In making its recommendations to the Board, the Compensation Committee considers the position of the intended optionee, his or her importance to our activities, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants, as well as related stock option expense as a percentage of pre-tax income. The Compensation Committee has determined that no more than 20% of the total options granted should be granted to senior management.

The Company has historically granted non-qualified stock options to its employees, although the Stock Plan allows the Company to grant incentive stock options. With non-qualified stock options, the employee, in this case the executive officer, pays the tax due as a result of the exercise of the option at a price higher than the exercise price, and the Company receives a corresponding tax deduction. The Board of Directors has determined that it is more beneficial to the Company and to its shareholders to have the employees pay this tax and to have the Company receive a corresponding tax deduction that may not be available with incentive stock options. As part of our acquisition of EMJ, the Company assumed EMJ’s incentive stock option plan (“EMJ Plan”) pursuant to which certain incentive stock options had been granted to key employees of EMJ prior the acquisition. The outstanding EMJ options were converted to options to acquire shares of Reliance Common Stock.

Under the terms of the Company’s Stock Plan the exercise price of the stock option must be at least equal to the fair market value of the underlying stock. The fair market value is defined, for purposes of the Stock Plan as the value at least equal to the closing price of Reliance Common Stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

In March 2007 the Compensation Committee determined to extend the term of stock option grants to seven years, instead of the five years that it had previously been, but the vesting of options continue to become exercisable at the rate of 25% per year commencing one year from the date of grant.

As the Company hires new executives or acquires new subsidiaries the officers of the subsidiaries or the new executive officers are informed that stock options may be available to them on a similar basis as to the other officers, subject to the approval of the Compensation Committee and the Board of Directors. There has been no special grant of stock options for new officers or new subsidiary officers.

SERP

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to our executive officers and certain other key employees. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP, and social security benefits received. The SERP was amended in 1999 to provide for a pre-retirement death benefit.

Other Benefits

Our 401(k) Plan allows all eligible employees, including executive officers, who have been employed a minimum of three months to defer a portion of their compensation and provides a matching contribution of up to 3% of their base salaries, subject to certain IRS limitations. All executive officers participate in this 401(k) Plan, but certain of our subsidiaries have other plans for which our executive officers are not eligible and which our Compensation Committee does not administer. We have maintained an Employee Stock Ownership Plan (“ESOP”) since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance Steel & Aluminum Co. and RSAC Management Corp. (but not other subsidiaries), including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half years’ of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS. The Company also pays 100% of the healthcare insurance premiums for the executive officers and his/her dependents, as we do for all eligible employees of Reliance Steel & Aluminum Co. and RSAC Management Corp., and the Company provides parking for all employees.

In addition to the compensation described above, each of the executive officers is also entitled to membership in a country club or other club to be used for purposes of entertaining customers, suppliers or other persons with a business relationship with the Company, and our chief executive officer is provided membership in two clubs. On occasion these club memberships may be used for personal use, but the executive officers pay for all such personal use. We believe that the total value of such memberships not used for business purposes is less than $10,000 per year for each officer.

Director Compensation

The Nominating and Governance Committee engaged an outside consultant to assist it in reviewing director compensation and recommended to the Board compensation levels that the Nominating and Governance Committee believes to be commensurate with other comparable public companies. Directors are paid an annual retainer, payable quarterly, and fees for attending director or committee meetings or for chairing the meetings or a committee of the Board. Under the Amended and Restated Directors Stock Option Plan, which has been approved by the shareholders, non-employee directors are entitled to receive non-qualified options to acquire our Common Stock in accordance with that plan, including an automatic grant of 6,000 shares on the date of each Annual Meeting of Shareholders with an exercise price not less than the closing price of our Common Stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s Common Stock. Directors are required to own shares of the Company’s Common Stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s Common Stock.

Certain Federal Income Tax Consequences

The following summarizes certain Federal income tax consequences relating to the Company’s Stock Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion does not address the tax consequences of the receipt or exercise of awards under foreign, state, or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and disposition of any acquired shares.

Stock Options

The grant of a stock option under the Stock Plan will create no income tax consequences either to the Company or to the recipient. An individual who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount as and in the year in which the participant recognizes ordinary income. When the participant subsequently disposes of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis. (The tax basis will equal the fair market value of the common stock on the exercise date.)

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, a participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option, and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to an exercise of an incentive stock option for at least two years from the grant date and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Stock Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at that time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as a participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis. (The tax basis would be the fair market value of the common stock on the date the restrictions lapse.) Dividends paid in cash and received by a participant who has not made a Section 83(b) election prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described in this section.

A participant may, within thirty (30) days after the date of the award of restricted stock, make an election under Section 83(b) of the Internal Revenue Code to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award less the amount, if any, the participant paid for such restricted stock. If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. The otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to the shares.

Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and our four other highest paid officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed and administered so that awards granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation. Our Key-Man Incentive Plan is also designed to provide performance-based compensation, with respect to both cash and non-cash awards. To the extent consistent with the Company’s policies, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may pay compensation to one or more executive officers that is as a whole or in part not deductible if the Compensation Committee determines that it is in the best interests of the Company.

Change of Control; Deferred Compensation

The Company has not entered into any change of control, severance or deferred compensation agreements with any executive officer. At the time that we acquired EMJ, EMJ had certain existing change of control agreements and deferred compensation plans. These plans do not affect any executive officer and are not administered by the Compensation Committee. Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with or is not exempt from Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. At the time of our acquisition of EMJ, the existing deferred compensation plans were amended to comply with Section 409A.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below. Mr. Slater became a member of the Compensation Committee in January 2007.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Compensation Committee.

Joe D. Crider	Douglas M. Hayes	Mark V. Kaminski	Richard J. Slater	Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that we paid for the fiscal year 2006 to our Chief Executive Officer, who was our only principal executive officer during the year, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during the year, and each of the other three most highly compensated executive officers who were serving in that capacity at the end of 2006:

Summary Compensation Tables

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and				Stock	Option	Compensation	Earnings	Compensation	Total
Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)	Awards ($)(3)	($)(4)	($)(5)	($)(6)	($)

David H. Hannah	2006	$600,000	$1,800,000	$—	$364,673	$—	$549,929	$19,878	$3,334,480
Chief Executive Officer
Gregg J. Mollins	2006	$460,000	$1,380,000	$—	$285,559	$—	$401,196	$19,878	$2,526,755
President and Chief Operating Officer
Karla R. Lewis	2006	$330,000	$990,000	$—	$285,559	$—	$116,391	$19,878	$1,741,828
Executive Vice President and Chief Financial Officer
James P. MacBeth	2006	$300,000	$900,000	$—	$198,840	$—	$541,582	$19,878	$1,960,300
Senior Vice President, Carbon Steel Operations
William K. Sales	2006	$300,000	$900,000	$—	$198,840	$—	$326,916	$19,878	$1,745,634
Senior Vice President, Non-Ferrous Operations

(1)	The amounts shown were paid under our Key-Man Incentive Plan.

(2)	No restricted stock was awarded to any executive officer in 2006.

(3)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment, of awards pursuant to the Company’s stock option plans. This expense is related to stock option awards made in January 2002, October 2003, and October 2005. No option awards were made in 2006 or 2004. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004, 2005 and 2006 are included in Note 10 in the Company’s Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2002 and 2003, are included in Note 8 in the Company’s Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K for that year.

(4)	The Company has no non-equity incentive compensation plan other than the Key-Man Incentive Plan which is reported as a Bonus.

(5)	The amounts represent the change in the value of the accumulated benefits payable on retirement under our SERP, determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2006.

(6)	The amounts represent allocations to the accounts of each of the named executive officers of contributions made to our ESOP, the matching contributions to our 401(k) retirement savings plan and an annual car allowance of $8,400.

Grants of Plan Based Awards

The Company has no non-equity or equity incentive plans for its executive officers other than the Key-Man Incentive Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table. No options were granted under the Stock Plan in 2006, and no executive officers elected payment in Common Stock under the Key-Man Incentive Plan. The following table sets forth plan-based awards granted to the executive officers named above during 2006:

					Estimated Future			All Other	All Other
	Estimated Future Payouts				Payouts Under			Awards:	Option Awards:		Grant Date
	Under Non-Equity				Equity Incentive			Number of	Number of	Exercise or	Fair Value
	Incentive Plan Awards				Plan Awards			Shares of	Securities	Base Price	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	of Option	and Option
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	Awards ($/sh)	Awards ($)

David H. Hannah	—	—	—	—	—	—	—	—	—	—	—
Gregg J. Mollins	—	—	—	—	—	—	—	—	—	—	—
Karla R. Lewis	—	—	—	—	—	—	—	—	—	—	—
James P. MacBeth	—	—	—	—	—	—	—	—	—	—	—
William K. Sales	—	—	—	—	—	—	—	—	—	—	—

Option Exercises and Stock Vested

The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2006:

Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)

David H. Hannah	—	$—	—	$—
Gregg J. Mollins	—	$—	—	$—
Karla R. Lewis	50,000	$1,351,050	—	$—
James P. MacBeth	—	$—	—	$—
William K. Sales, Jr.	20,000	$229,100	—	$—

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2006, all of which were granted under the Company’s Amended and Restated Stock Option and Restricted Stock Plan:

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
				Equity					Incentive	Market
				Incentive					Plan Awards:	or Payout
				Plan Awards:				Market	Number of	Value of
	Number of		Number of	Number			Number of	Value of	Unearned	Unearned
	Securities		Securities	of Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying		Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised		Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Other Rights
	Options		Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have	That Have
Name	(#) Exercisable		(#) Unexercisable	Options (#)	Price ($)	Date	Vested	Vested	Not Vested	Not Vested

David H. Hannah	10,000	(1)	—	—	$12.80	1/24/2007	—	—	—	—
	30,000		15,000	—	$12.54	10/20/2008	—		—	—
	50,000		150,000	—	$24.58	10/18/2010	—	—	—	—
Gregg J. Mollins	10,000	(1)	—	—	$12.80	1/24/2007	—	—	—	—
	30,000		15,000	—	$12.54	10/20/2008	—	—	—	—
	37,500		112,500	—	$24.58	10/18/2010	—	—	—	—
Karla R. Lewis	15,000		15,000	—	$12.54	10/20/2008	—	—	—	—
	37,500		112,500	—	$24.58	10/18/2010	—	—	—	—
James P. MacBeth	10,000	(1)	—	—	$12.80	1/24/2007	—	—	—	—
	37,500		12,500	—	$12.54	10/20/2008	—	—	—	—
	25,000		75,000	—	$24.58	10/18/2010	—	—	—	—
William K. Sales	37,500		12,500	—	$12.54	10/20/2008	—	—	—	—
	25,000		75,000	—	$24.58	10/18/2010	—	—	—	—

(1)	These stock options were exercised prior to the expiration date.

Stock Option Plans

In 1994, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 1994. In May 2001, the shareholders approved an amendment to the 1994 Plan to increase the number of authorized shares under the 1994 Plan to allow options to be granted for a maximum of 5,000,000 shares. As of December 31, 2006, there were 745,300 options to acquire shares of Common Stock outstanding under the 1994 Plan. The 1994 Plan provided for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Internal Revenue Code of 1986 (the “Code”) or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee established the terms and conditions for the exercise of stock options, which are set forth in the agreement evidencing the stock option. Stock options may be exercised with either cash or shares of our Common Stock or other form of payment authorized by the Compensation and Stock Option Committee. Stock options expire five years from the date of the grant. The 1994 Plan expired by its terms as of December 31, 2003, but the outstanding options remain exercisable in accordance with their terms.

In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). 6,000,000 shares of the Company’s Common Stock were reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006 the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to 10 years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company’s common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, may be referred to as the “Stock Plan.”) There are 8,129,000 shares available for issuance with 1,871,000 options granted and outstanding under the Stock Plan as of December 31, 2006. The Stock Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of Common Stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding Common Stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire five years from the date of the grant for options granted prior to December 31, 2006 and up to ten years for options granted thereafter, as determined appropriate by the Compensation and Stock Option Committee. All options granted and outstanding become exercisable at a rate of 25% per year, commencing one year after the date of grant until fully vested and exercisable. The Stock Plan expires by its terms as of December 31, 2013.

In March 2007 the Compensation Committee recommended to the Board of Directors and independent directors on the Board approved without revision the grant of non-qualified stock options to acquire 1,026,500 shares of the Company’s Common Stock at an exercise price of $44.86 with a term of seven years, but becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant. The executive officers received 180,000 of these stock options.

In connection with the EMJ acquisition, the Company assumed the EMJ incentive stock option plan (“EMJ Plan”) and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance Common Stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. The exchange of the options was accounted for similar to a modification in accordance with SFAS 123(R). The value of the vested options assumed has been included as part of the EMJ purchase price and the value of the unvested options is being recognized to expense over the remaining vesting periods of the respective options. Options granted under the EMJ Plan have ten-year terms and vest at the rate of 25% per year, commencing one year from the date of grant. As of December 31, 2006, there were 22,097 options available for issuance with 241,862 options granted and outstanding under the EMJ Plan.

Incentive Plan

We have maintained a Key-Man Incentive Plan for our division managers and corporate officers since 1965, with subsequent amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999 to more accurately reflect the conditions of Reliance and the industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year, as it may be adjusted for certain significant events, such as the issuance of our Common Stock in connection with the EMJ acquisition. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers and certain division managers are eligible to participate in the pool and our division managers are ranked according to certain criteria and awarded points based on their rankings. Participating division managers are ranked according to four criteria (size of the division, measured in sales dollars; profitability of the division, measured in pretax income dollars; pretax return on sales; and pretax return on division assets) and are awarded points based on their rankings. The incentive compensation bonus is payable 75% in cash and 25% in our Common Stock, except that corporate officers have the option of having this bonus paid 100% in cash. The Company has reserved 168,994 shares of Common Stock for issuance as restricted stock under this Plan as of December 31, 2006. Bonuses are generally paid and the restricted stock issued in or about March of each year after the Company’s financial results for the prior fiscal year have been announced. Officers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan.

We also maintain a bonus plan for division managers that allows them to participate in pretax income from their respective divisions if that income exceeds an amount equal to a 15% return on division assets. This bonus plan has been in effect for many years. In addition, most divisions have informal incentive compensation arrangements for other employees, which are proposed by division managers and approved from time to time by executive officers of Reliance. Our subsidiaries, other than RSAC Management Corp., have separate incentive bonus plans structured in a similar manner to provide bonuses to certain of the officers and managers of these subsidiaries, based upon the earnings of the respective subsidiary. These subsidiary bonus plans are also reviewed periodically by the executive officers of Reliance and the subsidiary board of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary’s bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the Master Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2006. One of these defined benefit pension plans was terminated effective December 31, 2005 and benefits were distributed in the 2006 first quarter.

Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to key officers of Reliance. Under the SERP, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, less benefits from other retirement plans that we sponsor, including the 401(k) Plan and ESOP, and social security benefits. The SERP was amended in 1999 to provide for a pre-retirement death benefit. At December 31, 2006, separate SERP’s existed for three of the companies that we acquired, which continue to provide post- retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies.

The estimated present value of accumulated benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, is as follows:

	Pension Benefits
		Number of		Payments
		Years Credited	Present Value	During the
		Service	of Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)	Year ($)

David H. Hannah	Supplemental Executive Retirement Plan	26	$1,841,221	$-0-
Gregg J. Mollins	Supplemental Executive Retirement Plan	20	$1,467,919	$-0-
Karla R. Lewis	Supplemental Executive Retirement Plan	15	$227,865	$-0-
James P. MacBeth	Supplemental Executive Retirement Plan	25	$1,559,150	$-0-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	9	$994,522	$-0-

Employee Stock Ownership Plan

In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our Common Stock. All non-union employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance Steel & Aluminum Co. or RSAC Management Corp. An employee who is eligible to participate is fully vested in the shares of our Common Stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Dividends on the Common Stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contribution was $1,000,000 in 2006. The cash contribution is used to purchase shares of our Common Stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries, except for RSAC Management Corp., are not eligible to participate under our ESOP.

Equity Compensation Table

The following table provides information as of December 31, 2006 regarding shares outstanding and available for issuance under our Incentive and Non-Qualified Stock Option Plan, our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan and the EMJ Plan:

Number of Securities
	to be Issued upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	3,007,412	$21.54	8,486,847
Equity compensation plans not approved by security holders	—	—	—

Total	3,007,412	$21.54	8,486,847

DIRECTOR COMPENSATION

Effective January 1, 2005 and during 2006, upon recommendation of the Nominating and Governance Committee, members of the Board of Directors who were not employees of the Company received an annual retainer of $30,000, paid quarterly, and a fee of $2,000 for each meeting attended. The Chair of the Audit Committee received an additional fee of $8,000 each year, paid quarterly, and the Chairs of the Compensation and Stock Option Committee and the Nominating and Governance Committee each received $4,000 per year, paid quarterly. All directors are reimbursed for expenses incurred in connection with Board or committee meetings.

The Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors. After reviewing the recommendation of the consultant and the recommendation of the Nominating and Governance Committee, the Board determined to increase the fees paid to non-management directors effective January 1, 2007. Each non-management director is currently paid an annual retainer of $60,000, paid quarterly, and a fee of $2,500 for attending each Board or Committee meeting in person and $1,250 for each meeting in which they participate by conference telephone call. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation and Stock Option Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $12,000 annual retainer to the Chairman of the Board and an $8,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid quarterly.

In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 600,000 shares of our Common Stock reserved for issuance under the Directors Plan initially. In February

1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our Common Stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis.

In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of Common Stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2006 there were 335,750 options available for issuance and 149,250 options granted and outstanding under the Directors Plan.

In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s Common Stock. Directors are required to own shares of the Company’s Common Stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s Common Stock.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for outstanding options under the Directors Plan during 2006:

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
Name	Paid in Cash	Awards	Awards(1)	Compensation	Compensation	Compensation		Total

Joe D. Crider	$53,600	$—	$97,271	$—	$—	$71,124	(2)	$221,995
Thomas W. Gimbel	$48,800	$—	$97,695	$—	N/A	N/A		$146,495
Douglas M. Hayes	$54,800	$—	$90,581	$—	N/A	N/A		$145,381
Franklin R. Johnson	$62,800	$—	$84,803	$—	N/A	N/A		$147,603
Mark V. Kaminski	$57,600	$—	$98,967	$—	N/A	N/A		$156,567
Richard J. Slater	$47,600	$—	$54,332	$—	N/A	N/A		$101,932
Leslie A. Waite	$58,800	$—	$90,581	$—	N/A	N/A		$149,381

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS No. 123(R). This expense is related to stock option awards made in 2002, 2003, 2004, 2005 and 2006. Assumptions used in the calculation of these amounts for fiscal years ended December 31, 2004, 2005 and 2006 are included in Note 10 of the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2002 and 2003, are included in Note 8 of the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(2)	Mr. Crider was the chief executive officer of the Company prior to his retirement in January 1999. Mr. Crider is a participant in the Company’s SERP and received these payments during 2006 as his retirement benefits under the SERP.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2007, with respect to the beneficial ownership of our Common Stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the Common Stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Name and Address of Beneficial Owner(1)	Ownership(2)		Shares Owned

Thomas W. Gimbel,	9,092,366	(3)	11.99%
Trustee of Florence A. Neilan Trust dated August 1, 2006
2670 Lorain Rd.
San Marino, CA 91108
FMR Corp.	4,477,338	(4)	5.90%
82 Devonshire Street
Boston, MA 02109
Joe D. Crider	213,500	(5)	*
400 A Mariposa
Sierra Madre, CA 91024
David H. Hannah	310,576	(6)	*
Douglas M. Hayes	29,750	(7)	*
2545 Roscomare Rd.
Los Angeles, CA 90077
Franklin R. Johnson	11,000	(8)	*
350 South Grand Avenue,
Suite 4800
Los Angeles, CA 90071
Mark V. Kaminski	19,560	(9)	*
3521 Winterberry Circle
Louisville, KY 40207
Gregg J. Mollins	203,142	(10)	*
Richard J. Slater	250		*
1235 Hillcrest Avenue
Pasadena, CA 91106
Leslie A. Waite	136,062	(11)	*
55 South Lake Street,
Suite 750
Pasadena, CA 91101
Karla R. Lewis	122,436	(12)	*
James P. MacBeth	120,659	(13)	*
William K. Sales, Jr.	86,258	(14)	*
All directors and executive officers as a group (12 persons)	10,345,559	(15)	13.57%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 9,092,366 shares reported, (a) 8,396,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 657,736 shares are owned by

Thomas W. Gimbel, (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. The Florence A. Neilan Trust is revocable by Florence A. Neilan, who retains shared power to vote or dispose of the 8,396,180 shares held in the Trust. Includes 17,250 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $15.62 to $18.31 per share.

(4)	A Schedule 13G was filed in February 2007 on behalf of FMR Corp. stating that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, acts as investment adviser to various investment companies and has sole power to dispose of 4,477,138 shares; that Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and a registered investment adviser beneficially owns 200 shares as a result of acting as investment adviser to various individuals; and that each of Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, also has sole power to dispose of the shares.

(5)	Includes 13,500 shares issuable upon the exercise of options held by Mr. Crider with exercise prices of $15.41 to $18.31 per share. All shares are held by Mr. Crider as a Co-Trustee of the Crider Family Trust with his wife.

(6)	Includes 80,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $12.54 to $24.58 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 29,002 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(7)	Includes 17,250 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $8.56 to $18.31 per share.

(8)	Includes 6,000 shares issuable upon the exercise of options held by Mr. Johnson, with an exercise price of $18.31 per share.

(9)	Includes 9,750 shares issuable upon the exercise of options held by Mr. Kaminski with exercise prices of $17.16 to $18.31 per share.

(10)	Includes 67,500 shares issuable upon the exercise of options held by Mr. Mollins with exercise prices of $12.54 to $24.58 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 11,632 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(11)	Includes 17,250 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $8.56 to $18.31 per share.

(12)	Includes 52,500 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $12.54 to $24.58 per share. Excludes 4,738 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(13)	Includes 62,500 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $12.54 to $24.58 per share. Excludes 10,650 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(14)	Includes 62,500 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $12.54 to $24.58 per share. Excludes 1,716 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(15)	See notes 3 and 5 through 14.

Code of Ethics

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions.

The Board of Directors consists of nine directors. Seven of the nine directors are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age. Joe D. Crider, Leslie A. Waite and David H. Hannah are the only directors who fall within this exception.

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2006, the Board of Directors met nine times. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served. All of the directors attended the 2006 Annual Shareholders Meeting. Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees

The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski and Waite, are financially literate. Mr. Kaminski became a member of the Audit Committee in January 2007. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and approves our internal auditors, and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. In 2006, the Audit Committee met six times.

The Compensation and Stock Option Committee assists the Board in determining the compensation of the Company’s executive officers and senior management, recommends to the Board annual and long-term compensation for the Company’s executive officers and senior management and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. In addition to its annual review of the compensation of officers of Reliance, the Compensation and Stock Option Committee administers our stock option and restricted stock plans and the Reliance Supplemental Executive Retirement Plan. The Compensation and Stock Option Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options or restricted stock, to interpret the plans, and to make all other determinations for administering the plans. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2006, the Compensation and Stock Option Committee met four times.

The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board performance, and makes any recommendations to the full Board as needed to carry out its purpose.

The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates, by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and will interview selected candidates before any nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our website. In 2006, the Nominating and Governance Committee met two times, but conferred by phone and email as needed.

Executive Session

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Director Independence

Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Crider is a former chief executive officer of the Company, but he has been retired for more than five years. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Messrs. Crider and Johnson have been retired, their prior relationships are not material to the determination of independence. Prior to his retirement, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which has been a supplier of metals to Reliance. Since Reliance’s purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Mr. Slater was an officer of Jacobs Engineering Group until his retirement in October 2006 and has recently become an independent director of KBR, Inc., which is a controlled affiliate of Halliburton Co., but with respect to which an exchange offer is pending to spin off KBR from Halliburton as an independent company. Although Halliburton is a customer of Reliance or one or more of its subsidiaries, purchases by Halliburton and KBR in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Halliburton. The Board has determined, therefore, that this relationship would not interfere with Mr. Slater’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management. During 2006, the Audit Committee, which is composed entirely of independent, non-employee directors, met four times. The Audit Committee reviewed its Charter and recommended certain changes in its Charter to the Board. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A and is posted on our website at www.rsac.com.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for fiscal 2006 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and recommended to the Board of Directors, subject to ratification by the shareholders, that Ernst & Young LLP be re-appointed as the Reliance independent registered public accounting firm for fiscal year 2007.

Douglas M. HayesFranklin R. Johnson, ChairmanMark V. KaminskiLeslie A. Waite

PERFORMANCE GRAPHS

The following graph compares the performance of our Common Stock with that of the S&P 500, the Russell 2000 and the peer group that we selected for the five-year period from December 31, 2001 through December 31, 2006. The comparison of total return assumes that a fixed investment of $100 was invested on December 31, 2001 in all common stock and assumes the reinvestment of dividends. Since there is no nationally-recognized industry index consisting of metals service center companies to be used as a peer group index, Reliance constructed its own peer group. As of December 31, 2005, the peer group consisted of Steel Technologies Inc., Olympic Steel Inc. and Gibraltar Industries, Inc. (formerly known as Gibraltar Steel Corporation, all of which have securities listed for trading on NASDAQ; A.M. Castle & Co., which has securities listed for trading on the American Stock Exchange; and Ryerson Inc. and Worthington Industries, Inc., which have securities listed for trading on the New York Stock Exchange as of December 31, 2006 and Earle M. Jorgensen Company (collectively, “Old Peer Group”). This year we have removed Earle M. Jorgensen Company from the peer group because it no longer has securities listed for trading as a result of our acquisition of it during 2006 (Old Peer Group excluding Earle M. Jorgensen Company, “New Peer Group”). The returns of each member of the peer groups are weighted according to that member’s stock market capitalization as of the period measured. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
RELIANCE STEEL & ALUMINUM CO., THE S&P 500 INDEX,
THE RUSSELL 2000 INDEX AND PEER GROUPS

	Cumulative Total Return
	12/01	12/02	12/03	12/04	12/05	12/06
Reliance Steel & Aluminum Co.	100	80.11	129.20	152.69	241.47	313.00
Old Peer Group	100	104.15	137.55	181.12	200.55	208.48
New Peer Group	100	104.15	137.55	181.12	200.55	194.31
S&P 500	100	77.90	100.24	111.15	116.61	135.03
Russell 2000	100	79.52	117.09	138.55	144.86	171.47

*	$100 Invested on December 31, 2001 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

CERTAIN TRANSACTIONS

In addition to a provision authorizing the indemnification of directors, our Restated Articles of Incorporation limit or eliminate the personal liability of directors for monetary damages to Reliance or its shareholders for the breach of fiduciary duty as a director in accordance with California corporate law. This provision does not limit or eliminate the liability of a director for the following: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard of the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) for transactions between the corporation and a director, or between corporations having interrelated directors; and (vii) for improper distributions and stock dividends, loans and guaranties. The provisions of the Indemnification Agreements described below will be available to directors in the event of claims made against a director for certain types of liability which are not eliminated in the Restated Articles of Incorporation.

Our Bylaws require Reliance to indemnify officers, directors, employees and agents to the fullest extent permissible by California Corporations Code Section 317 against expenses, judgments, fines, settlements or other amounts actually and reasonably incurred by that person as a result of being made or threatened to be made a party to a proceeding. Reliance has entered into indemnification agreements with all of its present directors and all of its officers, to indemnify these persons against certain liabilities. The form of these Indemnification Agreements was approved by the Board of Directors and shareholders of Reliance in March 1988, and the shareholders also authorized the Board of Directors to enter into Indemnification Agreements with all existing and future directors at the time they are so elected and to determine, from time to time, whether similar Indemnification Agreements should be entered into with other individual officers who are not directors. The Indemnification Agreements provide for indemnification in cases where indemnification might not otherwise be available in the absence of the Indemnification Agreements under our Restated Articles of Incorporation.

Each Indemnification Agreement provides that Reliance will indemnify the indemnitee and hold him or her harmless, to the fullest extent permitted by law, from all amounts which he or she pays or is obligated to pay as a result of claims against him or her arising out of his or her service to Reliance, including derivative claims by or in the right of Reliance. Reliance has agreed to indemnify against the amounts of all damages, judgments, sums paid in settlement (if approved by Reliance, which approval will not be unreasonably withheld), counsel fees, costs of proceedings or appeals, and fines and penalties (other than fines and penalties for which indemnification is not permitted by applicable law) within the scope of the indemnification.

In addition, Reliance has purchased directors and officers liability insurance for the benefit of its directors and officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our Common Stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2006, all persons have complied with the requirements of Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has acted as our independent auditors for more than sixty-five years. The Audit Committee and the Board of Directors selected, and our shareholders approved, Ernst & Young LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2006 financial statements. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, the audit of management’s assessment of internal control over financial reporting and the independent registered public accounting firm’s own audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as our 2006 filings related to our acquisition of EMJ and our debt offering. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, benefit plan audits, due diligence reviews in connection with certain potential acquisition targets, certain of which were completed, and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to our election of Section 338(h)(10) treatment for certain of our acquisitions, due diligence reviews for certain of our 2006 acquisitions, and assistance with certain governmental tax audits.

Audit Fees
2006	$3,558,000
2005	$1,923,000

Audit-Related Fees
2006	$109,000
2005	$125,000

Tax Fees
2006	$1,235,000
2005	$667,000

All Other Fees
2006	$-0-
2005	$-0-

The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

A representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007.

OTHER MATTERS

While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

We must receive any shareholder proposals intended to be presented at the 2008 Annual Meeting and included in our proxy materials relating to such meeting not later than December 10, 2007. Such proposals must be addressed to the Secretary of Reliance.

Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 10, 2007

APPENDIX A

RELIANCE STEEL & ALUMINUM CO.

AUDIT COMMITTEE CHARTER

Organization

The Audit Committee (the “Committee”) of the Board of Directors of Reliance Steel & Aluminum Co. (“Reliance”) shall be composed of three or more members of the Board of Directors (the “Board”), each of whom is financially literate and at least one of whom has accounting or related financial management experience that will qualify him or her as a financial expert as defined by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). All members of the Committee shall be free of any relationship that may interfere with their exercise of independent judgment and shall meet the requirements for independence and for committee membership established by the NYSE and the SEC. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall designate one member of the Committee as its chairperson.

Purpose

The primary purpose of the Committee is to assist the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accountant, pre-approving all fees paid to the independent registered public accountant and maintaining open communication between the Board and the independent registered public accountant, the internal auditors and financial management. Without limiting the foregoing, the Committee shall also assist the Board in fulfilling its oversight responsibilities of (1) the integrity of Reliance’s financial statements, (2) Reliance’s compliance with legal and regulatory requirements insofar as they pertain to the audit function and the integrity of Reliance’s financial statements, and (3) the performance of Reliance’s internal audit function.

Responsibilities

Review Procedures

1. Annually review the Charter and the Committee’s adherence to it.

2. Annually review with Reliance’s counsel legal matters that could have a significant impact on the financial statements.

3. Review with financial management and the independent registered public accountant Reliance’s annual and quarterly financial statements prior to filing or distribution, as well as any earnings press releases, and review with management any earnings guidance.

4. Review and discuss with management and the independent registered public accountant (a) Reliance’s accounting policies and principles, (b) any significant changes to Reliance’s accounting policies and principles, and (c) any items required to be communicated by the independent registered public accountant in accordance with the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (“AICPA SAS 61”).

5. Discuss with management, the internal auditors and the independent registered public accountant any significant financial risks and the policies or actions required to minimize such risks.

6. Annually review related party transactions for potential conflicts of interest.

7. Review financial and accounting personnel succession planning.

Independent Registered Public Accountant

1. Annually appoint, retain and oversee the work of the independent registered public accountant after evaluating independence, performance and cost effectiveness. The Committee must approve any discharge of the independent registered public accountant. The Committee shall resolve any disagreements between management and the independent registered public accountant regarding financial reporting matters. The independent registered public accountant is ultimately accountable to the Committee and the Board and must report to the Committee.

2. Annually obtain and review a written report from independent registered public accountant disclosing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the independent registered public accountant, (c) any review of the independent registered public accountant or any material issues raised by any inquiry or investigation of the independent registered public accountant by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, including, but not limited to, the Public Company Accounting Oversight Board (“PCAOB”) (d) any steps taken to deal with any such issues, (e) the independent registered public accountant’s registration with PCAOB and (f) all relationships between the independent registered public accountant and Reliance, with particular focus on the potential impact which such relationships may have on the auditor’s independence and objectivity. Review any non-audit services provided by the independent registered public accountant to Reliance and determine the compatibility of such services with the independent registered public accountant’s independence and objectivity.

3. Pre-approve all audit and non-audit engagement terms and fees and other amounts to be paid to the independent registered public accountant (other than amounts to be paid for non-audit services which fall within the de minimus exception of the Sarbanes Oxley Act of 2002).

4. Review the experience and qualifications of the senior members of the independent registered public accountant and their quality control procedures.

5. Review with the independent registered public accountant (a) the scope and procedures of the audit, (b) the results of the audit in accordance with AICPA SAS 61, as amended, (c) the auditor’s findings and recommendations, (d) the opinions to be issued in respect to Reliance’s financial statements and internal control over financial reporting prior to any filings or other distribution and (e) the quality and acceptability of Reliance’s accounting principles, including any audit problems or difficulties and management’s response.

6. Review with the independent registered public accountant, Reliance’s internal auditors and financial management, the integrity, adequacy and effectiveness of the accounting and other financial controls of Reliance.

7. Provide an opportunity for direct communication between the Board and the internal auditors and independent registered public accountant, including the opportunity to meet with the Committee without members of management present.

8. Review with management and the independent registered public accountant the financial information, including management’s discussion and analysis, to determine that the independent registered public accountant is satisfied with the disclosure and content of the financial information.

9. Establish policies regarding Reliance’s hiring of employees or former employees of the independent registered public accountant.

Internal Audit Department

1. Review with Reliance’s internal auditors the independence and authority of their reporting obligations and proposed audit plans and their coordination with the independent registered public accountant, as well as any significant findings or reports prepared by the internal auditors and management’s response and follow-up. The internal auditors shall be responsible to senior management, but shall report to the Board through the Committee.

2. Review the experience and qualifications of the senior members of the internal auditors.

3. Review the performance of Reliance internal auditors. The Committee must approve management’s appointment, termination or replacement of the internal auditors.

4. Review and discuss with management and the independent registered public accountant the adequacy of Reliance’s internal controls and internal auditing procedures.

Other Responsibilities

1. Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Consider, and, if appropriate, investigate any matter brought to the attention of the Committee within the scope of its duties. The Committee shall have direct access to the independent registered public accountant and Reliance personnel and may retain, at Reliance’s expense, special legal, accounting or other consultants or experts.

2. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

3. Annually perform an evaluation of the Committee and assess the effectiveness of management’s “tone-at-the-top.”

4. Engage independent counsel and other advisers as the Committee determines necessary to carry out its duties.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee is not responsible for planning or conducting audits or determining that Reliance financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent registered public accountant. Nor is it the duty of the Committee to conduct investigations or to assure compliance with Reliance’s Code of Conduct or other policies.

Compensation and Independence

Other than in their capacity as Board members or Board committee members, the members of the Committee shall not accept any consulting, advisory or other compensatory fee from Reliance and they shall not be an affiliated person of Reliance or its subsidiaries.

Meetings

The Committee shall meet at least four times each year and at such other times as it may deem appropriate to carry out its responsibilities and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Audit Committee members) in furtherance of such responsibilities. The Committee shall maintain minutes of its meetings and shall report its activities to the Board on a regular basis.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 16, 2007.
Vote by Internet
•	Log on to the Internet and go to

www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 — Douglas M. Hayes	☐	☐	02 — Franklin R. Johnson	☐	☐	03 — Richard J. Slater	☐	☐

04 — Leslie A. Waite	☐	☐

		For	Against	Abstain
2.	Ratify Ernst & Young LLP as the independent registered public accounting firm to perform the annual audit of our 2007 financial statements.	☐	☐	☐

		For	Against	Abstain
3.	In their discretion on such other matters as may properly come before the meeting.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Reliance Steel & Aluminum Co.

Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting of Shareholders on May 16, 2007
The undersigned hereby constitutes and appoints, and/or instructs Union Bank of California N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co. Master 401(k) Plan and the Precision Steel Retirement and Savings Plan, to appoint Thomas W. Gimbel and Mark V. Kaminski, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 am on Wednesday, May 16, 2007, at the City Club on Bunker Hill, 333 South Grand Avenue, 54th Floor, Wells Fargo Center, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2 and 3. The Proxy Committee cannot vote your shares unless you sign and return this card.
Additionally, you may choose to receive future Annual Meeting materials (annual report, proxy statement and proxy card) on-line. By choosing to receive materials on-line, you help support Reliance Steel & Aluminum Co. in its efforts to control printing and postage costs.
If you choose the option of electronic delivery and voting on-line, you will receive an e-mail before all future annual or special meetings of shareholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote. To enroll to receive future proxy materials on-line if you are a plan participant, please go to www.econsent.com/RS and if you are a registered holder, please go to www.computershare.com/us/ecomms.